SECURITIES AND EXCHANGE COMMISSION

                           Washington, D.C. 20549
                              ----------------

                                 FORM 8-A/A
                              AMENDMENT NO. 1

             FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                 PURSUANT TO SECTION 12(B) OR 12(G) OF THE
                      SECURITIES EXCHANGE ACT OF 1934
                              ----------------

                        PRISM FINANCIAL CORPORATION
           (Exact name of registrant as specified in its charter)

          Delaware                                        36-4279417
   (State of incorporation                             (I.R.S. employer
      or organization)                                identification no.)

                               440 N. Orleans
                          Chicago, Illinois 60610
                  (Address of principal executive offices)

                                   60610
                                 (zip code)
                              ----------------

  Securities to be registered pursuant to Section 12(b) of the Act: None.

                                                   Name of each exchange
      Title of each class                          on which each class is
       to be registered                               to be registered
      -------------------                          ----------------------



         Securities to be registered pursuant to Section 12(g) of the Act:

                              Preferred Stock
                              Purchase Rights
                              (Title of class)




ITEM  1.       DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

               Reference is hereby made to the Registration Statement filed with the Securities Exchange Commission (the "Commission") on Form 8-A, dated February 8, 2000 (the "Original Form 8-A"), by Prism Financial Corporation (the "Registrant") relating to the rights distributed to the stockholders of the Registrant (the "Rights") in connection with the Rights Agreement, dated as of January 27, 2000 (the "Rights Agreement"), between the Registrant and LaSalle Bank National Association, as rights agent (the "Rights Agent"). The Original Form 8-A is incorporated herein by reference.

               On March 10, 2000, the Board of Directors of the Registrant authorized the First Amendment to Rights Agreement, dated as of March 10, 2000 (the "Amendment"), between the Registrant and the Rights Agent.

               The Amendment amends paragraph (d) of Section 1 of the Rights Agreement to provide that none of Royal Bank of Canada, a Canadian corporation ("Parent"), Rainbow Acquisition Subsidiary, Inc., a Delaware corporation and a wholly-owned indirect subsidiary of Parent ("Purchaser"), and their Affiliates or Associates shall be deemed to be the "Beneficial Owner" of, or "beneficially own," any shares of Common Stock solely by virtue of (i) the execution of the Merger Agreement, dated as of March 10, 2000 (the "Merger Agreement," which term shall include any amendments thereto) by and among the Registrant, Parent and Purchaser, or (ii) the execution of the Stockholders' Agreement, dated as of March 10, 2000 (the "Stockholders' Agreement," which term shall include any amendments thereto) by and among Parent, Purchaser and certain holders of the common stock, par value $.01 per share, of the Registrant or (iii) the consummation of any of the transactions contemplated by either the Merger Agreement or the Stockholders' Agreement, including, without limitation, the public or other announcement of the tender offer provided for by the Merger Agreement (the "Offer"), the consummation of the Offer, the public or other announcement of the merger provided for by the Merger Agreement (the "Merger"), the consummation of the Merger, the public or other announcement of the acquisition by Parent, Purchaser or any of their Affiliates of beneficial ownership of any securities of the Registrant pursuant to the Stockholders' Agreement, and the acquisition by Parent, Purchaser or any of their Affiliates of beneficial ownership of any securities of the Registrant pursuant to the Offer, the Merger Agreement or the Stockholders' Agreement.

               The Rights Agreement is filed as Exhibit 4.3 to the Registrant's Current Report on Form 8-K, dated February 7, 2000, filed with the Commission February 8, 2000 and incorporated herein by reference as
Exhibit 1 to this Form 8- A/A. The Amendment is attached as Exhibit 2 to this Form 8-A/A. The foregoing summary description of the Amendment does not purport to be complete and is qualified in its entirety by reference to such exhibits which are incorporated herein by reference.




ITEM 2.        EXHIBITS.

        1. Rights Agreement, dated as of January 27, 2000, between Prism Financial Corporation and LaSalle Bank National Association, as Rights Agent (incorporated herein by reference to the Registrant's Registration Statement on Form 8-A filed with the Commission on February 8, 2000).

        2. First Amendment to Rights Agreement, dated as of March 10, 2000, between Prism Financial Corporation and LaSalle Bank National Association, as Rights Agent.

        3. Share Exchange Agreement, effective as of March 19, 1999, by and among the shareholders of Prism Mortgage Company set forth on the signature pages thereto and Prism Financial Corporation.

        4.     Amended and Restated Certificate of Incorporation of the
               Registrant.

        5.     Second Amended and Restated Bylaws of the Registrant.

        6.     Specimen Common Stock Certificate.

        7.     Registration Rights Agreement, dated May 28, 1999.




                                 SIGNATURE



               Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.


                                    PRISM FINANCIAL CORPORATION


                                    By:   /s/ David A. Fisher
                                         --------------------
                                            Name:  David A. Fisher
                                            Title: Senior Vice President,
                                                   Chief Financial Officer and
                                                   Secretary


Date:  March 24, 2000




                               EXHIBIT INDEX



Exhibit               Description
-------               -----------

    1 Rights Agreement, dated as of January 27, 2000, between Prism Financial Corporation and LaSalle Bank National Association (incorporated herein by reference to the Registrant's Registration Statement on Form 8-A filed with the Securities and Exchange Commission on February 8, 2000).

    2 First Amendment to Rights Agreement, dated as of March 10, 2000, between Prism Financial
                      Corporation and LaSalle Bank National Association.

    3 Share Exchange Agreement, effective as of March 19, 1999, by and among the shareholders of Prism Mortgage Company set forth on the signature pages thereto and Prism Financial Corporation.

    4 Amended and Restated Certificate of Incorporation of the Registrant.

    5                 Second Amended and Restated Bylaws of the
                      Registrant.

    6                 Specimen Common Stock Certificate.

    7                 Registration Rights Agreement, dated May 28,
                      1999.